                                                                     EXHIBIT 5.1

                                 June 19, 1998



Paragon Health Network, Inc.
One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346

     Re:  Registration Statement on Form S-4/S-8 of Paragon Health Network, Inc.

Ladies and Gentlemen:

     We have served as counsel for Paragon Health Network, Inc., a Delaware corporation ("Paragon"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to Paragon's registration statement on Form S-4/S-8 (the "Registration Statement"), of 31,784,707 shares (the "Shares") of Paragon's common stock, par value $.01 per share (the "Paragon Common Stock"), (i) up to 31,051,157 shares (the "Merger Shares") of which will be issued to the stockholders of Mariner Health Group, Inc. ("Mariner") in exchange for an equivalent number of shares of Mariner held by such stockholders, which exchange will be consummated in accordance with the terms of that certain Agreement and Plan of Merger dated April 13, 1998 (the "Merger Agreement") by and among Paragon, Mariner and Paragon Acquisition Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Paragon and (ii) up to 733,550 shares (the "Option Shares") which will be issuable pursuant to the exercise of options assumed by Paragon pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge (the "Merger") with and into Mariner, with Mariner surviving and continuing as a wholly-owned subsidiary of Paragon. Capitalized terms used herein but not otherwise defined shall have the same meanings as set forth in the Merger Agreement.

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the formation of Paragon and to the authorization and issuance of the Shares, including, but not limited to, the following documents:

     1. Resolutions of the Board of Directors of Paragon dated April 12, 1998, authorizing the Merger and the Merger Agreement, and certain other related agreements;

     2.  The Amended and Restated Certificate of Incorporation of Paragon;

Paragon Health Network, Inc.
June 19, 1998
Page 2



     3.  The Amended and Restated Bylaws of Paragon; and

     4.  The Merger Agreement.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that, (i) upon issuance in accordance with the terms of the Merger Agreement, the Merger Shares will be validly issued, fully paid and non-assessable and (ii) upon exercise in accordance with the terms of the relevant option agreement and payment of the consideration provided for therein, the Option Shares will be validly issued, fully paid and non-assessable.

     We do hereby consent to the reference to our Firm under the heading "Legal Opinions" in the Prospectus contained in the Registration Statement and to the filing of this Opinion as an Exhibit thereto.

                              Very truly yours,

                     /s/ Powell, Goldstein, Frazer & Murphy LLP
                     -----------------------------------------------------------
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP